EXHIBIT 99.1

OSI Systems Enters into New Credit Facility

HAWTHORNE, Calif., Oct 18, 2010 (BUSINESS WIRE) — OSI Systems, Inc. (NASDAQ: OSIS) today announced that it has entered into a new five-year $250 million revolving credit facility that increases its financial flexibility and extends maturities to 2015. The credit facility, co-arranged by Wells Fargo Securities, LLC and Banc of America Securities, LLC, replaced the Company’s previous $100 million credit facility, which had consisted of a revolver and an amortizing term loan, and was paid off using the Company’s existing cash balances.

Alan Edrick, Executive Vice President and CFO stated, “We are pleased to have entered into this larger credit facility that provides OSI with additional access to capital and enhanced features as compared with our prior credit facility. The new facility underscores the significant improvement in the Company’s financial performance over the last couple of years and the strong support that we have from our lender syndicate. The facility combined with our strong balance sheet positions us well to continue to implement our plan of growth to deliver value to OSI shareholders.”

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications in the homeland security, healthcare, defense and aerospace industries. We combine more than 30 years of electronics engineering and manufacturing experience with offices and production facilities in more than a dozen countries to implement a strategy of expansion into selective end product markets. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-G

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the company’s expectations, goals or intentions about the future, including statements related to the company’s recently completed credit facility, business plans and growth and operational expectations. These forward-looking statements by their nature involve risks and uncertainties, and actual results may differ materially from those described in or implied by any forward-looking statement depending on a variety of important factors, including, among others, that the continuing availability of credit under the credit facility is dependent on, among other things, the company’s continued compliance with a variety of financial and operational covenants and other factors as may be discussed in the Company’s reports filed with the Securities and Exchange Commission. The actual results may differ materially from those described in or implied by any forward-looking statement.

SOURCE: OSI Systems, Inc.

OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
310-349-2237
avashishat@osi-systems.com